Exhibit 10.29
DESCRIPTION OF ELEMENTS OF COMPENSATION OF
NATHAN ZOMMER AND UZI SASSON
During the fiscal year ended March 31, 2006 (“fiscal 2006”), Dr. Nathan Zommer, the Chief Executive Officer of IXYS Corporation (the “Company”), was paid salary at the annual rate of $480,000, consistent with the minimum salary payable under the provisions of his employment agreement.
On November 23, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a cash bonus for Dr. Zommer of $700,000, payable in increments of $100,000 per fiscal quarter, commencing with the fiscal quarter ending December 31, 2004. A condition to the Company’s obligation to pay any increment was that Dr. Zommer continued to be the Chief Executive Officer on the last day of the corresponding fiscal quarter.
On November 23, 2004, the Committee approved an annual salary of $260,000 and a target cash bonus of $130,000 per fiscal year for Uzi Sasson, the Vice President of Finance and Chief Financial Officer of the Company. This annual salary and target cash bonus were effective during fiscal 2006.
On June 2, 2005, the Committee set potential bonus levels and objectives to use in determining the amount of the cash bonus payable to Dr. Zommer in respect of the fiscal 2006. The Committee also established weights for the objectives, to indicate their relative importance. In doing so, the Committee considered the advice of an independent compensation consultant.
In setting the bonus levels, objectives and weights, the Committee approved the following language:
“The bonus levels and objectives, along with the weights accorded the objectives, represent guidelines for the Committee to use in evaluating the bonus to be paid to the Chief Executive Officer and for the Chief Executive Officer to use in understanding the goals of the Compensation Committee for his performance. As guidelines, the bonus levels, objectives and weights are not determinative in and of themselves of the amount of the bonus. The amount of the bonus will be determined by the Committee in light of its evaluation of the Chief Executive Officer’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider factors not set forth below in ultimately determining the amount of the bonus. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after completion of the fiscal year.”
The Committee set three different potential levels for Dr. Zommer’s fiscal 2006 cash bonus as follows:
Acceptable performance: $250,000
Target bonus: $300,000
Performance above expectations: $400,000
The objectives are described below:
1. A quantitative target for net revenues for fiscal 2006;
2. A quantitative target for gross margin for fiscal 2006; and

3. Overall performance during fiscal 2006, including an evaluation of infrastructure development, the business plan and the integration of acquisitions.
The amounts of the cash bonuses of Dr. Zommer and Mr. Sasson for fiscal 2006 have yet to be determined.
On May 12, 2006, Committee set potential bonus levels to use in determining the amount of the cash bonuses payable to Dr. Zommer and Mr. Sasson in respect of the fiscal year ending March 31, 2007 (“fiscal 2007”).
In setting the bonus levels, the Committee also approved the following language:
“The bonus levels represent guidelines for the Committee to use in evaluating the bonus to be paid. The amount of any bonus will be determined by the Committee in light of its evaluation of performance in total and not based upon the mechanistic application of any formula. The Committee may decide to award a bonus above or below any bonus level, depending upon its evaluation. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after the completion of the fiscal year.”
The Committee set three different potential levels for Dr. Zommer’s fiscal 2007 cash bonus as follows:
Acceptable performance: $300,000
Target bonus: $400,000
Performance above expectations: $500,000
The Committee set three different potential levels for Mr. Sasson’s fiscal 2007 cash bonus as follows:
Acceptable performance: $150,000
Target bonus: $175,000
Performance above expectations: $200,000
On May 12, 2006, the Committee also determined that the annual salaries during fiscal 2007, effective as of April 1, 2006, would be $510,000 for Dr. Zommer and $300,000 for Mr. Sasson.